Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Amendment No. 1 to Form F-3 (“Registration Statement”) of our report dated February 15, 2022, relating to the consolidated financial statements of CN Energy Group. Inc. as of September 30, 2021 and 2020, and for each of the three years in the period ended September 30, 2021, included in its annual report (Form 20-F) for the year ended September 30, 2021. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ Friedman LLP

New York, New York

May 31, 2022